Exhibit 10.22

BIO–TECHNOLOGY GENERAL CORP.

Employment Agreement

for

Sim Fass

CEO & Chairman

Employment Agreement

This Agreement is made, entered into, and is effective as of the Effective Date, by and between the Company and the Executive.

Article 1. Term of Employment

1.1                                 The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company in accordance with the terms and conditions set forth herein, for a period of three (3) years, commencing as of the Effective Date.

1.2                                 Commencing on the third (3rd) anniversary of the Effective Date, and each anniversary thereafter, the term of this Agreement shall automatically be extended for one (1) additional year, unless at least ninety (90) days prior to such anniversary, the Company or the Executive shall have given notice in accordance with Section 10.2 hereof that it or he does not wish to extend the term of the Agreement.

Article 2. Definitions

2.1           “Agreement” means this Employment Agreement.

2.2                                 “Annual Bonus” means the annual bonus to be paid to the Executive in accordance with the Company’s annual bonus program as described in Section 5.3 herein.

2.3                                 “Base Salary” means the salary of record paid to the Executive as annual salary, pursuant to Section 5.2, excluding amounts received under incentive or other bonus plans, whether or not deferred.

2.4                                 “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act.

2.5                                 “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 13.6 herein.

2.6                                 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7           “Cause” means:

(a)                                  Executive has been convicted of a criminal offense involving a felony giving rise to a sentence of imprisonment; or,

(b)           a determination by the Company’s Board of Directors, that:

(1)          Executive materially breached any of the terms of this Agreement and failed to correct such breach within fifteen (15) days after written notice thereof from the Company;

(2)          Executive has breached a fiduciary trust for the purpose of gaining a personal profit, including, without limitation, embezzlement; or

(3)          Despite adequate warnings, Executive intentionally and willfully failed to perform reasonably assigned duties within the normal and customary scope of the Position.

2.8                                 “Change in Control” or “CIC” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

(a)                                  Any consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which shares of the Common Stock would be converted into cash, securities, or other property, other than (i) a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) a consolidation or merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity immediately after such consolidation or merger and which would result in the members of the Board immediately prior to such consolidation or merger (including for this purpose any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members) constituting a majority of the Board (or equivalent governing body) of the continuing or surviving entity immediately after such consolidation or merger;

(b)                                 Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the Company’s assets;

(c)                                  The Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company;

(d)                                 Any Person shall become the Beneficial Owner of forty (40) percent or more of the Common Stock other than pursuant to a plan or arrangement entered into by such Person and the Company; or

(e)                                  During any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

2.9                                 “CIC Severance Benefits” means the payment of severance compensation associated with a Qualifying Termination occurring subsequent to a Change in Control, as described in Section 8.3.

2.10         “Code” means the United States Internal Revenue Code of 1986, as amended.

2.11         “Common Stock” means the common stock of the Company, $.01 par value.

2.12                           “Compensation Committee” means the Compensation and Stock Option Committee of the Board, or any other committee appointed by the Board to perform the functions of such  committee.

2.13                           “Company” means Bio-Technology General Corp., a Delaware corporation, or any Successor Company thereto as provided in Section 9.1 herein.

2.14         “Director” means any individual who is a member of the Board of Directors of the Company.

2.15                           “Disability” or “Disabled” means for all purposes of this Agreement, the meaning ascribed to such term in the Company’s long-term disability plan, or in any successor to such plan.

2.16         “Effective Date” means January 1, 2002.

2.17         “Effective Date of Termination” means the date on which a termination of the Executive’s employment occurs.

2.18         “Employment Date” means August 1, 1983.

2.19         “Executive” means Sim Fass, who resides, as of the Effective Date, at 8 Hamlin Road, Edison, NJ 08817-2906.

2.20                           “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following:

(a)          Reducing the Executive’s Base Salary;

(b)         Failing to maintain Executive’s amount of benefits under or relative level of participation in the Company’s employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date of this Agreement, including any perquisite program; provided, however, that any such change that applies consistently to all executive officers of the Company or is required by applicable law shall not be deemed to constitute Good Reason;

(c)          Failing to require any Successor Company to assume and agree to perform the Company’s obligations hereunder;

(d)         Failing to nominate Executive in any year to be a Director or, having so nominated Executive, Executive’s failure to be elected a Director;

(e)          The occurrence of any one or more of the following events on or after the announcement of the transaction which leads to the CIC and up to twenty–four (24) calendar months following the effective date of a CIC:

(1)          Requiring Executive to be based at a location that requires the Executive to travel at least an additional thirty-five (35) miles per day;

(2)          Requiring Executive to report to a position which is at a lower level than the highest level to which Executive reported within the six (6) months prior to the CIC;

(3)          Demoting Executive to a level lower than Executive’s level in the Company as of the Effective Date.

2.21                           “Notice of Termination” means a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated, and, where applicable, shall specifically include notice pursuant to Section 1.2 that Company has elected not to renew this Agreement.

2.22                           “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.23                           “Position” shall have the meaning ascribed to it in Section 3.1.

2.24                           “Qualifying Termination” means any of the events described in Section 8.2 herein, the occurrence of which triggers the payment of CIC Severance Benefits hereunder.

2.25                           “Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.26                           “Service Multiple” shall have the meaning ascribed to it in Section 7.4(c).

2.27                           “Severance Benefits” means the payment of severance compensation as provided in Sections 7.4 and 7.6 herein, and not payable due to a Change in Control of the Company.

2.28         “Successor Company” shall have the meaning ascribed to it in Section 9.1.

2.29                           “Term” shall mean that period of time commencing on the Effective Date and ending on the Effective Date of Termination.

Article 3. Position and Responsibilities

3.1                                 During the term of this Agreement, the Executive agrees to serve as Chief Executive Officer of the Company or in such other position which Executive shall agree to accept during the Term and Executive shall report directly to the Board, and shall maintain the level of duties and responsibilities as in effect as of the Effective Date, or such higher level of duties and responsibilities as Executive may be assigned during the Term (the “Position”).

3.2           During each year of the Term, Executive shall be nominated as a Director of the Company.

Article 4. Standard of Care

4.1                                 During the term of this Agreement, the Executive agrees to devote substantially his full time, attention, and energies to the Company’s business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage unless such business activity is approved by the Compensation Committee (or, in the event the Compensation Committee ceases to exist, the Board).  However, subject to Article 11 herein and approval by the Compensation Committee (or the Board, as the case may be), the Executive may serve as a director of other companies so long as such service is not injurious to the Company.

Article 5. Compensation

5.1                                 As remuneration for all services to be rendered by the Executive during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive those items set forth in Sections 5.2 through 5.8.

5.2                                 Base Salary. The Company shall pay the Executive a Base Salary in an amount which shall be established from time to time by the Board of Directors of the Company or the Board’s designee; provided, however, that such Base Salary shall not be less than FOUR-HUNDRED-THIRTY-THOUSAND DOLLARS (US$430,000) per year.

(a)        This Base Salary shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company.

(b)       The Base Salary shall be reviewed at least annually following the Effective Date of this Agreement, while this Agreement is in force, to ascertain whether, in the judgment of the Board or the Board’s designee, such Base Salary should be increased based primarily on the performance of the Executive during the year. If so increased, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement and shall not, in any event, be decreased in any year.

5.3                                 Annual Bonus. In addition to his Base Salary, the Executive shall be entitled to participate in the Company’s annual short-term incentive program, as such program may exist from time to time, at a level commensurate with the Position.  The percentage of Base Salary targeted as annual short-term incentive compensation shall be established for the Position by the Company’s Compensation Committee in its sole discretion (the “targeted Annual Bonus award”). Executive acknowledges that the amount of annual short-term incentive, if any, to be awarded shall be at the sole discretion of the Company’s Compensation Committee, may be less or more than the targeted Annual bonus award, and will be based on a number of factors set in advance by the Compensation Committee for each calendar year, including the Company’s performance and the Executive’s individual performance. Nothing in this Section 5.3 shall be construed as obligating the Company or the Board to refrain from changing, and/or amending the short-term incentive program, so long as such changes are equally applicable to all executive employees in the Company.

5.4                                 Long-Term Incentives. The Executive shall be eligible to participate in the Company’s long-term incentive plan, as such shall be amended or superseded from time to time provided, however, that nothing in this Section 5.4 shall be construed as obligating the Company or the Board to refrain from changing, and/or amending the long-term incentive plan, so long as such changes are equally applicable to all executive employees in the Company.

5.5                                 Retirement Benefits. The Company shall provide to the Executive participation in any Company qualified defined benefit and defined contribution retirement plans as may be established during the term of this Agreement; provided, however, that nothing in this Section 5.5 shall be construed as obligating the Company to refrain from changing, and/or amending the nonqualified retirement programs, so long as such changes are equally applicable to all executive employees in the Company.

5.6                                 Employee Benefits. During the Term, and as otherwise provided within the provisions of each of the respective plans, the Company shall provide to the Executive all benefits to which other executives and employees of the Company are entitled to receive, as commensurate with the Position, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of the Company generally.

(a)       Such benefits shall include, but shall not be limited to, group term life insurance, comprehensive health and major medical insurance, dental and life insurance, and short-term and long-term disability.

(b)      The Executive shall likewise participate in any additional benefit as may be established during the term of this Agreement, by standard written policy of the Company.

5.7                                 Vacation.  The Executive shall be entitled to such paid vacation as is customary for the Position in corporate institutions of similar size and character, but in any event not less than twenty-five (25) paid vacation days during each calendar year; provided, however, that without prior written approval, Executive may carry forward into the next year no more than ten (10) unused vacation days from the current year.

5.8                                 Perquisites. The Company shall provide to the Executive, at the Company’s expense, all perquisites which the Board may determine from time to time to provide; provided, however, that nothing in this Section 5.8 shall be construed as obligating the Company or the Board to refrain from changing, and/or amending the perquisite program, so long as such changes are equally applicable to all executive employees in the Company.

5.9                                 Right to Change Plans. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are equally applicable to all executive employees in the Company.

Article 6. Expenses

6.1                                 Upon presentation of appropriate documentation, the Company shall pay, or reimburse the Executive for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies.

Article 7. Employment Terminations

7.1                                 Termination Due to Death. In the event the Executive’s employment is terminated while this Agreement is in force by reason of death, the Company’s obligations under this Agreement shall immediately expire. Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:

(a)       Base Salary through the Effective Date of Termination;

(b)      An amount equal to the Executive’s unpaid targeted Annual Bonus award, established for the fiscal year in which such termination is effective, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365);

(c)       All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company;

(d)      Accrued but unused vacation pay through the Effective Date of Termination; and

(e)       All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company.

(f)         The benefits described in Sections 7.1(a) and (d) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date. All other payments due to the Executive upon termination of employment, including those in Sections 7.1(b) and (c), shall be paid in accordance with the terms of such applicable plans or programs.

(g)      With the exception of the covenants contained in Articles 9 and 14 and Sections 7.1(f), 13.3, 13.5, and 13.7 herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

7.2                                 Termination Due to Disability.  In the event that the Executive becomes Disabled during the term of this Agreement and is, therefore, unable to perform his duties herein for more than one hundred eighty (180) total calendar days during any period of twelve (12) consecutive months, or in the event of the Board’s reasonable expectation that the Executive’s Disability will exist for more than a period of one hundred eighty (180) calendar days, the Company shall have the right to terminate the Executive’s active employment as provided in this Agreement.

(a)       The Board shall deliver written notice to the Executive of the Company’s intent to terminate for Disability at least thirty (30) calendar days prior to the Effective Date of Termination.

(b)      Such Disability to be determined by the Board of Directors of the Company upon receipt of and in reliance on competent medical advice from one (1) or more individuals, selected by the Board, who are qualified to give such professional medical advice.

(c)       A termination for Disability shall become effective upon the end of the thirty (30) day notice period. Upon the Effective Date of Termination, the Company’s obligations under this Agreement shall immediately expire.

(d)      Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:

(1)          Base Salary through the Effective Date of Termination;

(2)          An amount equal to the Executive’s unpaid targeted Annual Bonus award, established for the fiscal year in which the Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365);

(3)          All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company;

(4)          Accrued but unused vacation pay through the Effective Date of Termination; and

(5)          All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company.

(e)       The benefits described in Sections 7.2(d)(1) and (d)(4) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date. All other payments due to the Executive upon termination of employment, including those in Sections 7.2(d)(2) and (d)(3), shall be paid in accordance with the terms of such applicable plans or program.

(f)         With the exception of the covenants contained in Articles 8, 9, 11, and 14 and Sections 7.2(e), 13.3, 13.5, and 13.7 herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

7.3                                 Voluntary Termination by the Executive. The Executive may terminate this Agreement at any time by giving Notice of Termination to the Board of Directors of the Company, delivered at least fourteen (14) calendar days prior to the Effective Date of Termination.

(a)       The termination automatically shall become effective upon the expiration of the fourteen (14) day notice period. Notwithstanding the foregoing, the Company may waive the fourteen (14) day notice period; however, the Executive shall be entitled to receive all elements of compensation described in Sections 5.1 through 5.6 for the fourteen (14) day notice period, subject to the eligibility and participation requirements of any qualified retirement plan.

(b)      Upon the Effective Date of Termination, following the expiration of the fourteen (14) day notice period, the Company shall pay the Executive his full Base Salary and accrued but unused vacation pay, at the rate then in effect, through the Effective Date of Termination, plus all other benefits to which the Executive has a vested right at that time (for this purpose, the Executive shall not be paid any Annual Bonus with respect to the fiscal year in which voluntary termination under this Section occurs).

(c)       With the exception of the covenants contained in Articles 8, 9, 11, and 14 and Sections 13.3, 13.5, and 13.7 herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

7.4                                 Involuntary Termination by the Company without Cause. At all times during the Term, the Board may terminate the Executive’s employment for reasons other than death, Disability, or for Cause, by providing to the Executive a Notice of Termination, at least sixty (60) calendar days (ninety (90) calendar days when termination is due to non-renewal of this Agreement by the Company pursuant to Section 1.2) prior to the Effective Date of Termination; provided, however, that such notice shall not preclude the Company from requiring Executive to leave the Company immediately upon receipt of such notice.

(a)       Such Notice of Termination shall be irrevocable absent express, mutual consent of the parties.

(b)      Upon the Effective Date of Termination (not a Qualifying Termination), following the expiration of the sixty (60) day notice period (90 days in the case of non-renewal), the Company shall pay and provide to the Executive:

(1)           An amount equal to the Service Multiple times the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(2)           An amount equal to the Service Multiple times the Executive’s targeted Annual Bonus award established for the fiscal year in which the Effective Date of Termination occurs; provided, however, that no payment shall be made under this Section 7.4(b)(2) if the Effective Date of Termination is less than twelve (12) months after the Employment Date;

(3)           A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s then current plan, of substantially similar welfare benefits from one or more third party providers) after the Effective Date of Termination for a number of months equal to the Service Multiple times twelve (12).  These benefits shall be provided to the Executive at the same coverage level as in effect as of the Effective Date of Termination, and at the same premium cost to the Executive which was paid by the Executive at the time such benefits were provided. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner. The continuation of these welfare benefits shall be discontinued if prior to the expiration of the period, the Executive has available substantially similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Compensation Committee (or, in the event the Compensation Committee ceases to exist, the Board);

(4)           All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company;

(5)           An amount equal to the Executive’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination; and

(6)           All other benefits to which the Executive has a vested right at the time, according to the provisions of the governing plan or program.

(c)       For purposes of this Section 7.4, the term “Service Multiple” shall be equal to the quotient resulting from a formula the numerator of which is the lesser of (a) full number of completed months that have elapsed since the Employment Date (but not less than 6 months) and (b) thirty (30) and the denominator of which is twelve (12);

(d)      In the event that the Board terminates the Executive’s employment without Cause on or after the date of the announcement of the transaction which leads to a CIC, the Executive shall be entitled to the CIC Severance Benefits as provided in Section 8.3 in lieu of the Severance Benefits outlined in this Section 7.4.

(e)       Payment of all of the benefits in Section 7.4(b)(1) shall be paid in cash to the Executive in equal bi-weekly installments over a period of consecutive months equal to the Service Multiple times twelve (12) and beginning on the fifteenth day of the month following the month in which the Effective Date of Termination occurs.

(f)         Payment of all but fifty thousand dollars ($50,000) of the benefits in Section 7.4(b)(2) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.  The fifty thousand dollars ($50,000) which was withheld shall be paid in cash to the Executive in a single lump sum at the end of the twelve (12) month restrictive period set forth in Sections 11.2 and 11.3 of this Agreement.

(g)      Except as specifically provided in Section 7.4(e) and (f), all other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

(h)      With the exception of the covenants contained in Articles 8, 9, 10, 11, 12 and 14 and Sections 7.4, 13.3, 13.5, and 13.7 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

(i)          Notwithstanding anything herein to the contrary, the Company’s payment obligations under this Section 7.4 shall be offset by any amounts that the Company is required to pay to the Executive under a national statutory severance program applicable to such Executive.

7.5                                 Termination for Cause. Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive’s employment under this Agreement for Cause.

(a)       To be effective, the Notice of Termination must set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination for Cause.

(b)      In the event this Agreement is terminated by the Board for Cause, the Company shall pay the Executive his Base Salary and accrued vacation pay through the Effective Date of Termination, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement with the exception of the covenants contained in Articles 9, 10, 11, and 14 and Sections 13.3, 13.5, and 13.9 herein (which shall survive such termination).

7.6                                 Termination for Good Reason. Except where Section 2.20(e) is applicable, this Section 7.6 shall only become effective when at least twelve (12) months have elapsed since the Employment Date.   Prior to this Section 7.6 becoming effective, any notice of termination by Executive may only be given pursuant to Section 7.3.  The Executive shall have sixty (60) days from the date he learns of action taken by the Company that allows the Executive to terminate his employment for Good Reason to provide the Board with a Notice of Termination.

(a)       The Notice of Termination must set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason termination.

(b)      The Company shall have thirty (30) days to cure such Company action following receipt of the Notice of Termination.

(c)       The Executive is required to continue his employment for the sixty (60) day period following the date in which he provided the Notice of Termination to the Board. The Company may waive the sixty (60) day notice period; however, the Executive shall be entitled to receive all elements of compensation described in Sections 5.1 through 5.6 for the sixty (60) day notice period, subject to the eligibility and participation requirements of any qualified retirement plan.

(d)      Upon a termination of the Executive’s employment for Good Reason during the Term, and following the expiration of the sixty (60) day notice period, the Company shall pay and provide to the Executive the following:

(1)         An amount equal to two-and-one-half (2.5) times the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(2)         An amount equal to two-and-one-half (2.5) times the Executive’s targeted Annual Bonus award established for the fiscal year in which the Effective Date of Termination occurs;

(3)         A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for two-and-one-half (2.5) years after the Effective Date of Termination (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s then current plan, of substantially similar welfare benefits from one or more third party providers). These benefits shall be provided to the Executive at the same coverage level, as in effect as of the Effective Date of Termination and at the same premium cost to the Executive which was paid by the Executive at the time such benefits were provided. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner. The continuation of these welfare benefits shall be discontinued prior to the end of the two-and-one-half (2.5) year period in the event the Executive has available substantially similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Compensation Committee (or, in the event the Compensation Committee ceases to exist, the Board);

(4)         All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company;

(5)         An amount equal to the Executive’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination; and

(6)         All other benefits to which the Executive has a vested right at the time, according to the provisions of the governing plan or program.

(e)       In the event of termination of Executive’s employment for Good Reason on or after the date of the announcement of the transaction which leads to the CIC and up to twenty-four (24) months following the date of the CIC, the Executive shall be entitled to the CIC Severance Benefits as provided in Section 8.3 in lieu of the Severance Benefits outlined in this Section 7.6.

(f)         The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness unless such incapacity is determined to constitute a Disability as provided herein.

(g)      Payment of all but fifty thousand dollars ($50,000) of the benefits described in Section 7.6(d)(1) and payment of all of the benefits described in Section 7.6(d)(2) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date. The fifty thousand dollars ($50,000) which was withheld shall be paid in cash to the Executive in a single lump sum at the end of the twelve (12) month restrictive period set forth in Sections 11.2 and 11.3 of this Agreement.

(h)      Except as specifically provided in Section 7.6(g), all other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

(i)          Notwithstanding anything herein to the contrary, the Company’s payment obligations under this Section 7.6 shall be offset by any amounts that the Company is required to pay to the Executive under a national statutory severance program applicable to such Executive.

(j)          With the exceptions of the covenants contained in Articles 8, 9, 10, 11, 12 and 14 and Sections 7.6, 13.3, 13.5, and 13.7 (which shall survive such termination) herein, the Company and the Executive thereafter shall have no further obligations under this Agreement.

Article 8. Change in Control

8.1                                 Employment Termination Following a Change in Control. The Executive shall be entitled to receive from the Company CIC Severance Benefits if a Notice of Termination for a Qualifying Termination of the Executive has been delivered; provided, that:

(a)       The Executive shall not be entitled to receive CIC Severance Benefits if he is terminated for Cause (as provided in Section 7.5 herein), or if his employment with the Company ends due to death, or Disability, or due to voluntary termination of employment by the Executive without Good Reason.

(b)      CIC Severance Benefits shall be paid in lieu of all other benefits provided to the Executive under the terms of this Agreement.

8.2                                 Qualifying Termination. The occurrence of any one or more of the following events on or after the date of the announcement of the transaction which leads to the CIC and up to twenty-four (24) months following the date of the CIC shall trigger the payment of CIC Severance Benefits to the Executive under this Agreement:

(a)       An involuntary termination of the Executive’s employment by the Company for reasons other than Cause, death, or Disability, as evidenced by a Notice of Termination delivered by the Company to the Executive;

(b)      A voluntary termination by the Executive for Good Reason as evidenced by a Notice of Termination delivered to the Company by the Executive;

(c)       Failure to renew this Agreement (if the Agreement would expire unless renewed within such period), as evidenced by a Notice of Termination delivered by the Company to the Executive; or

(d)      The Company or any Successor Company materially breaches any material provision of this Agreement and does not cure such breach within thirty (30) days of receiving a written notice from the Executive with such notice explaining in reasonable detail the facts and circumstances claimed to provide a basis for the Executive’s claim.

8.3                                 Severance Benefits Paid upon a Qualifying Termination. In the event the Executive becomes entitled to receive CIC Severance Benefits, the Company shall pay to the Executive and provide him the following:

(a)       An amount equal to three (3) times the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(b)      An amount equal to three (3) times the Executive’s targeted Annual Bonus award established for the fiscal year in which the Executive’s Effective Date of Termination occurs;

(c)       An amount equal to the Executive’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination;

(d)      All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company;

(e)       A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three (3) full years after the Effective Date of Termination (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s then current plan, of substantially similar welfare benefits from one or more third party providers).

(1)           These benefits shall be provided to the Executive at the same coverage level, as in effect as of the Effective Date of Termination or, if greater, as in effect sixty (60) days prior to the date of the Change in Control, and at the same premium cost to the Executive which was paid by the Executive at the time such benefits were provided.

(2)           In the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner.

(3)           The continuation of these welfare benefits shall be discontinued prior to the end of the three year period in the event the Executive has available substantially similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Compensation Committee (or, in the event the Compensation Committee ceases to exist, the Board).

8.4                                 Form and Timing of Severance Benefit. Payment of all of the benefits described in Sections 8.3(a) through (c) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date. All other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

8.5                                 Excise Tax. In the event that the Executive becomes entitled to Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement with, or plan of the Company (in the aggregate, the “Total Payments”), if any of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive, in cash, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 8.5 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practical following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

(a)       For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

(1)            Any payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any person (which shall have the meaning set forth in Section 3(a)(9) of the Securities Exchange Act, including a “group” as defined in Section 13(d) therein) whose actions result in a Change in Control or any person affiliated with the Company or such persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company’s independent auditors and reasonably acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(2)            The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

(3)            The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(b)                                 For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)                                  In the event the Internal Revenue Service subsequently adjusts the excise tax computation herein described, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole (less any amounts received by the Executive that he would not have received had the computation initially been computed as subsequently adjusted), including the value of benefits that were erroneously limited, the value of any overpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.

8.6                                 With the exceptions of the covenants contained in Articles 8, 9, 10, 11, 12 and 14 and Sections 13.3, 13.5, and 13.7 (which shall survive such termination) herein, the Company and the Executive thereafter shall have no further obligations under this Agreement.

Article 9. Assignment

9.1                                 Assignment by Company. This Agreement may and shall be assigned or transferred  to, and shall be binding upon and shall inure to the benefit of any Successor Company, with Successor Company for purposes of this Agreement being defined as a company that (i) acquires greater than fifty percent (50%) of the assets of the Company or (ii) acquires greater than fifty percent (50%) of the outstanding stock of the Company, or (iii) is the surviving entity in the event of a CIC.

(a)       Any such Successor Company shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement.

(b)      Failure of the Company to obtain the agreement of any Successor Company to be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, and shall immediately entitle the Executive to benefits from the Company in the same amount and on the same terms as the Executive would be entitled to receive in the event of a termination of employment for Good Reason as provided in Section 7.7 (failure not related to a Change in Control) or Section 8.3 (if the failure of assignment follows or is in connection with a Change in Control).

(c)       Except as herein provided, this Agreement may not otherwise be assigned by the Company.

9.2                                 Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

(a)       If the Executive dies while any amount would still be payable to him pursuant to this Agreement had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary.

(b)      If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 10. Legal Fees and Notice

10.1                           Payment of Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred by Executive in contesting a termination, if Executive prevails.

10.2                           Notice.  Any notices, requests, demands, or other communications provided by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices to the attention of the General Counsel.

Article 11. Confidentiality and Noncompetition

11.1                           Disclosure of Information. The Executive recognizes that he has access to and knowledge of confidential and proprietary information of the Company that is essential to the performance of his duties under this Agreement.

(a)       The Executive will not, during and for five (5) years after the term of his employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain except as required by law or pursuant to administrative or legal process.

11.2                           Covenants Regarding Other Employees. During the term of this Agreement, and for a period of twelve (12) months following the Executive’s termination of employment for any reason, the Executive agrees not to actively solicit any employee of the Company to terminate his or her employment with the Company or to interfere in a similar manner with the business of the Company.

11.3                           Noncompete Following a Termination of Employment. From the Effective Date of this Agreement until twelve (12) months following the Executive’s Effective Date of Termination for any reason, the Executive will not: (a) directly or indirectly own any equity or proprietary interest in (except for ownership of shares in a publicly traded company not exceeding three percent (3%) of any class of outstanding securities), or be an employee, agent, director, advisor, or consultant to or for any competitor of the Company, whether on his own behalf or on behalf of any person; or (b) undertake any action to induce or cause any customer or client to discontinue any part of its business with the Company.

11.4                           Waiver of Covenants Upon a Change in Control. Upon the occurrence of a Change in Control, the Executive shall be released from each of the covenants set forth in Sections 11.2 and 11.3, if such Executive is terminated by the Company without Cause or if the Executive terminates his employment with the Company for Good Reason.

Article 12. Outplacement Assistance

12.1                           Following a termination of employment, other than for Cause, the Executive shall be reimbursed by the Company for the costs of all outplacement services obtained by the Executive within the three (3) year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to an amount equal to twenty percent (20%) of the Executive’s Base Salary as of the effective date of termination.

Article 13. Miscellaneous

13.1                           Entire Agreement. With the exception of the Company’s Proprietary Information and Inventions Agreement previously executed by Executive, this Agreement supersedes any prior agreements (specifically, the prior employment agreement executed by the Executive as of January 1, 1990, and any and all amendments thereto), or understandings, oral or written, between the parties hereto or between the Executive and the Company, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.

13.2                           Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

13.3                           Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

13.4                           Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

13.5                           Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

13.6                           Beneficiaries. To the extend allowed by law, any payments or benefits hereunder due to the Executive at the time of his death shall nonetheless be paid or provided and the Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Executive may make or change such designation at any time.

13.7                           Payment Obligation Absolute. Absent actions deliberately or willfully taken by the Executive to materially injure the Company, the Company’s obligation to make the payments and the arrangement provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else.

(a)       All amounts payable by the Company hereunder shall be paid without notice or demand. Subject to the provisions set forth in Sections 7.4 and 7.6, and Article 11, each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

(b)      With the exception of the Company’s willful material breach of its payment obligations under Articles 7 and 8 of this Agreement (provided, however, that no such breach shall be deemed to have occurred until the Executive has provided the Board with written notice of such breach and a reasonable opportunity for cure), the restrictive covenants contained in Article 11 are independent of any other contractual obligations in this Agreement or otherwise owed by the Company to the Executive. Except as provided in this paragraph, the existence of any claim or cause of action by Executive against the Company, whether based on this Agreement or otherwise, shall not create a defense to the enforcement by the Company of any restrictive covenant contained herein.

(c)       The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

Article 14. Governing Law

14.1                           To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of New Jersey.

IN WITNESS WHEREOF, the Company, through its duly authorized representative, and the Executive have executed this Agreement as of the Effective Date.

Executive:

/s/ Sim Fass
Sim Fass

Company:

Bio-Technology General Corp.

By:	/s/ Robert M. Shaw
Robert M. Shaw